  Exhibit 99.1

August 1, 2012

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

GCI REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

•	Consolidated revenue of $176.1 million
•	Adjusted EBITDA of $59.4 million
•	Net income of $4.0 million or $0.09 per diluted share

ANCHORAGE, AK – General Communication, Inc. (“GCI”) (NASDAQ:GNCMA) today reported its second quarter 2012 results with revenues increasing to $176.1 million over revenues of $168.1 million in the second quarter of 2011. Adjusted EBITDA increased 8.2 percent or $4.5 million over the second quarter of 2011 EBITDA of $54.9 million.

Revenues in the second quarter of 2012 were favorably impacted by the recognition of $1.6 million in revenues for services provided to a managed broadband customer for their fiscal year ended June 30, 2009, following a successful regulatory appeal. The EBITDA impact of $1.6 million in additional revenues was offset entirely by $1.8 million of costs related to the previously announced transaction to form The Alaska Wireless Network, LLC (”AWN”).

GCI’s second quarter 2012 net income totaled $4.0 million or earnings per diluted share of $0.09 and compares to a net loss of $2.0 million or loss per diluted share of $(0.04) for the same period of 2011.

Second quarter of 2012 revenues increased $4.2 million over revenues of $171.9 million in the first quarter of 2012. Adjusted EBITDA increased $4.6 million or 8.4 percent over adjusted EBITDA of $54.8 million in the first quarter of 2012.

           “We took a major step forward this quarter by reaching agreement with Alaska Communications to combine our wireless networks,” said Ron Duncan, GCI president. “Once implemented, we look forward to providing GCI customers the best overall wireless service in urban and rural Alaska. Adding Alaska Communications’ substantial mobile radio spectrum portfolio, LTE network, and wireless tower footprint to GCI’s wireless assets will result in a substantially more capable statewide 4G wireless platform.”

GCI previously provided guidance on revenues of $690 million to $720 million and adjusted EBITDA of $230 million to $240 million for the year 2012.

Highlights
•
GCI entered into an agreement with Alaska Communications Systems Group, Inc. to form The Alaska Wireless Network, LLC (“AWN”) that will hold and operate both companies’ wireless facilities. AWN will provide a robust, statewide network with the spectrum, scale, advanced technology and cost structure necessary to compete with the national carriers. GCI will invest $100 million to gain a majority interest in a wireless network operation that is twice the size of its current one. The AWN transaction is subject to required governmental approvals and other customary conditions.

•
GCI began selling the iPhone on April 20, 2012 and has sold 9,200 iPhones by the end of the second quarter of 2012. GCI estimates 40 percent of iPhones sales are to new subscribers. The iPhone has been well received by GCI’s customers and the costs associated with the launch have been within expectations.

•
GCI had 141,000 wireless subscribers at the end of the second quarter of 2012 and is the second largest wireless service provider in Alaska. Wireless subscribers increased by 1,000 over the first quarter of 2012. Average monthly revenue per subscriber was $67.69, a decrease of 1.4 percent from $68.65 for the first quarter of 2012.

•
Managed Broadband revenues for the second quarter of 2012 totaled $21.7 million, an increase of $7.1 million or 48.4 percent over the second quarter of 2011, primarily as a result of the turn-up of GCI’s TERRA-Southwest terrestrial network.

•
GCI had 123,500 consumer and commercial cable modem customers at the end of the second quarter of 2012, an increase of 1,500 over the 122,000 cable modem customers at the end of the first quarter 2012. Average monthly revenue per cable modem for the second quarter of 2012 was $63.64, an increase of 19.0 percent over $53.46 for the prior year and an increase of 3.5 percent over the $61.48 figure posted for the first quarter of 2012.

Consumer
Consumer revenues were steady with the second quarter of 2011 and increased slightly over the first quarter of 2012. Data revenue growth was offset by decreases in voice, video and wireless.

Consumer voice revenues of $10.5 million decreased $3.1 million when compared to the prior year quarter and $0.8 million compared to the first quarter of 2012 as customers continue to abandon wireline service and shift to wireless. Consumer local access lines in service at the end of the second quarter of 2012 totaled 74,400, a decrease of 7,900 lines from the second quarter of 2011 and 1,700 lines from the first quarter of 2012.

Consumer video revenues of $29.2 million decreased 1.1 percent from the second quarter of 2011 and increased 0.7 percent over the first quarter of 2012. The decrease is primarily due to a decline in basic video subscribers. Consumer basic video subscribers totaled 122,500 at the end of the second quarter of 2012, a decrease of 4,400 subscribers from the second quarter of 2011 and 1,700 subscribers from the first quarter of 2012.

Consumer data revenues of $21.5 million increased 24.7 percent over the second quarter of 2011 and 5.3 percent over the first quarter of 2012. The increase in consumer data revenues is due to an increase in cable modem customers and increasing monthly usage. GCI added 6,300 consumer cable modem customers over the second quarter of 2011 and cable modem customer counts increased by 1,000 on a sequential basis.

Consumer wireless revenues of $27.3 million decreased $0.9 million or 3.1 percent from the second quarter of 2011. The decrease was primarily due to a $2.3 million decline in USF support offset in part by increases in plan fee and handset revenues. Wireless revenues were steady when compared to the first quarter of 2012. Consumer had a decrease of 1,600 wireless customers from the end of the second quarter a year ago and an increase of 300 wireless customers sequentially.

 GCI serves 124,800 consumer wireless subscribers of whom approximately 40,000 are Lifeline customers. In compliance with FCC Lifeline program reforms, GCI is required to recertify all Lifeline subscribers, enrolled as of June 1, 2012, by the end of 2012, with current subscribers to be recertified annually thereafter. The ongoing implementation of GCI’s existing qualification standards along with initiation of the FCC recertification process have contributed to a decrease of 3,500 Lifeline subscribers in the second quarter of 2012 as compared to the second quarter of 2011. Lifeline subscribers declined by 1,500 on a sequential basis. Increases in GCI’s postpaid and prepaid subscribers have mostly outgrown Lifeline losses in previous quarters. Lifeline subscriber counts could decline further as a result of the recertification process or future program changes.

Network Access
Network access revenues of $26.0 million increased 3.4 percent compared to the second quarter of 2011 and increased 3.3 percent over the first quarter of 2012.

Voice revenues increased 9.6 percent to $6.0 million over the prior year and increased 7.2 percent over the first quarter of 2012. Data revenues were down 10.7 percent when compared to the second quarter of 2011 and 6.6 percent from the first quarter of 2012. The change in voice and data revenues is primarily attributable to rate adjustments resulting from increased competition.

Wireless revenues, primarily related to roaming traffic, increased by $2.0 million to $6.6 million, an increase of 41.7 percent over the prior year and increased by $1.4 million, or 26.0 percent on a sequential basis.

Commercial
Commercial revenues of $34.5 million were steady with the prior year and the first quarter of 2012.

Commercial data service revenues include both transport charges for data circuits, time and materials charges for GCI on-site support of customer operations and data center revenues. Data transport charges of $11.9 million increased by $0.8 million as compared to the second quarter of 2011, time and material charges for support activities decreased by $0.6 million to $9.8 million and data center revenues increased by $0.2 million for the second quarter of 2012. Commercial data service revenues were $21.9 million in the second quarter of 2012, an increase of $0.4 million over the second quarter of 2011 and were steady with the first quarter of 2012.

GCI is now offering data center services based at its South Anchorage Distribution Center. The 10,000 sf data center is a secure facility separate from GCI’s network monitoring and operations.

Commercial wireless revenues totaled $2.5 million for the second quarter of 2012 and were steady with the prior year and increased $0.2 million sequentially. GCI had 16,200 commercial wireless subscribers at the end of the second quarter of 2012, an increase of 1,600 subscribers over the prior year and 700 subscribers sequentially.

 Managed Broadband
Managed broadband revenues totaled $21.7 million in the second quarter of 2012, an increase of $7.1 million or 48.4 percent over the prior year and an increase of $2.7 million or 14.1 percent over the first quarter of 2012. The strong revenue growth is primarily due to the increase in broadband service capacity resulting from the turn up of the TERRA Southwest terrestrial network.

Regulated Operations
Regulated operations revenues totaled $5.4 million in the second quarter of 2012 and were steady with the second quarter of 2011 and the first quarter of 2012. Regulated operations had 8,700 local access lines at the end of the second quarter of 2012, a decrease of 200 access lines from the first quarter of 2012.

Other Items
SG&A expenses for the second quarter of 2012 totaled $60.0 million, an increase of 4.1 percent as compared to $57.7 million for the second quarter of 2011. The increase is due to transaction costs related to AWN and labor and related benefits. As a percentage of revenues, SG&A expenses decreased to 34.1 percent in the second quarter of 2012 as compared to 34.3 percent in the prior year. SG&A expenses for the second quarter decreased $2.9 million from the first quarter of 2012. The decrease is primarily related to lower health care costs, less expense recorded for fiber capacity contributed to the University of Alaska during the second quarter, and declines in other categories of general and administrative expenses offset by costs related to AWN.

GCI’s second quarter 2012 capital expenditures totaled $39.1 million as compared to $45.6 million in the second quarter of 2011 and $26.6 million in the first quarter of 2012. GCI expects capital expenditures to total $150 million for the year 2012, which is an increase of $15 million over previous guidance of approximately $135 million.

GCI’s share repurchase program expired during March of 2012. Due to material non-public information related to the AWN transaction and the launch of the iPhone, GCI was prevented from implementing a new repurchase program for the second quarter of 2012. GCI has authorizations to make up to $93.9 million in repurchases, dependent on leverage, liquidity, company performance, market conditions and subject to continued oversight by GCI’s Board of Directors.

GCI will hold a conference call to discuss the quarter’s results on Thursday, August 2, 2012 beginning at 2 p.m. (Eastern). To access the briefing on August 2, call the conference operator between 1:50-2:00 p.m. (Eastern Time) at 888-790-3403 (International callers should dial 1-415-228-3889) and identify your call as “GCI.” In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A replay of the call will be available for 72-hours by dialing 888-562-4207, access code 7461 (International callers should dial 203-369-3178.)

GCI is the largest telecommunications company in Alaska. GCI’s cable plant, which provides voice, video, and broadband data services, passes 80 percent of Alaska households. GCI operates Alaska’s most extensive terrestrial/subsea fiber optic network which connects not only Anchorage but also Fairbanks and Juneau/Southeast Alaska to the lower 48 states with a diversely routed, protected fiber network. GCI’s TERRA-Southwest fiber/microwave system links 65 communities in the Bristol Bay and Yukon-Kuskokwim Delta to Anchorage bringing terrestrial broadband Internet access to the region for the first time. GCI’s satellite network provides communications services to small towns and communities throughout rural Alaska. GCI’s newly constructed statewide mobile wireless network seamlessly links urban and rural Alaska for the first time in the state’s history.

           A pioneer in bundled services, GCI is the top provider of voice, data, and video services to Alaska consumers with a 70 percent share of the consumer broadband market. GCI is also the leading provider of communications services to enterprise customers, particularly large enterprise customers with complex data networking needs. More information about GCI can be found at www.gci.com.

The foregoing contains forward-looking statements regarding GCI’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI’s cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Amounts in thousands)
	June 30,	December 31,
Assets	2012	2011

Current assets:
Cash and cash equivalents	$22,116	29,387

Receivables	161,840	141,827
Less allowance for doubtful receivables	3,199	5,796
Net receivables	158,641	136,031

Deferred income taxes	15,555	15,555
Prepaid expenses	9,302	7,899
Inventories	16,023	7,522
Other current assets	3,366	3,631
Total current assets	225,003	200,025

Property and equipment in service, net of depreciation	822,859	849,121
Construction in progress	71,668	42,918
Net property and equipment	894,527	892,039

Cable certificates	191,635	191,635
Goodwill	74,883	74,883
Wireless licenses	25,967	25,967
Restricted cash	14,804	15,910
Other intangible assets, net of amortization	16,344	15,835
Deferred loan and senior notes costs, net of amortization	11,917	12,812
Other assets	14,777	17,214
Total other assets	350,327	354,256
Total assets	$1,469,857	1,446,320

		(Continued)

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Continued)

(Amounts in thousands)
	June 30,	December 31,
Liabilities and Stockholders' Equity	2012	2011

Current liabilities:
Current maturities of obligations under long-term debt and capital leases	$7,612	8,797
Accounts payable	39,382	41,353
Deferred revenue	25,018	22,003
Accrued payroll and payroll related obligations	21,533	22,126
Accrued interest	6,753	6,680
Accrued liabilities	15,216	11,423
Subscriber deposits	1,346	1,250
Total current liabilities	116,860	113,632

Long-term debt, net	874,505	858,031
Obligations under capital leases, excluding current maturities	75,777	78,605
Obligation under capital lease due to related party, excluding current maturity	1,893	1,893
Deferred income taxes	119,350	114,234
Long-term deferred revenue	86,096	81,822
Other liabilities	24,082	24,456
Total liabilities	1,298,563	1,272,673

Commitments and contingencies
Stockholders’ equity:
Common stock (no par):
Class A. Authorized 100,000 shares; issued 38,843 and 39,296 shares at June 30, 2012, and December 31, 2011, respectively; outstanding 38,650 and 39,043 shares at June 30, 2012, and December 31, 2011, respectively	25,909	26,179

Class B. Authorized 10,000 shares; issued and outstanding 3,171 shares each at June 30, 2012, and December 31, 2011; convertible on a share-per-share basis into Class A common stock	2,678	2,679

Less cost of 193 and 253 Class A shares held in treasury at June 30, 2012, and December 31, 2011, respectively	(1,707)	(2,225)

Paid-in capital	25,138	32,795
Retained earnings	103,322	97,911
Total General Communication, Inc. stockholders' equity	155,340	157,339
Non-controlling interest	15,954	16,308
Total stockholders' equity	171,294	173,647
Total liabilities and stockholders' equity	$1,469,857	1,446,320

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in thousands, except per share amounts)	2012	2011	2012	2011

Revenues	$176,104	168,089	348,011	332,866

Cost of goods sold (exclusive of depreciation and amortization shown separately below)	58,073	57,314	114,933	111,070
Selling, general and administrative expenses	60,048	57,697	123,030	116,590
Depreciation and amortization expense	33,350	30,779	65,730	62,645
Operating income	24,633	22,299	44,318	42,561

Other income (expense):
Interest expense (including amortization of deferred loan fees)	(16,948)	(17,294)	(34,103)	(34,746)
Loss of extinguishment of debt	-	(9,111)	-	(9,111)
Interest income	4	4	6	8
Other	84	(9)	(47)	(33)
Other expense, net	(16,860)	(26,410)	(34,144)	(43,882)

Income (loss) before income tax expense (benefit)	7,773	(4,111)	10,174	(1,321)

Income tax (expense) benefit	(3,968)	2,067	(5,117)	(676)

Net income (loss)	3,805	(2,044)	5,057	(645)
Net loss attributable to non-controlling interest	177	-	354	-

Net income (loss) attributable to General Communication, Inc.	$3,982	(2,044)	5,411	(645)

Basic net income (loss) attributable to General Communication, Inc. common stockholders per Class A common share	$0.10	(0.04)	0.13	(0.01)

Basic net income (loss) attributable to General Communication, Inc. common stockholders per Class B common share	$0.10	(0.04)	0.13	(0.01)

Diluted net income (loss) attributable to General Communication, Inc. common stockholders per Class A common share	$0.09	(0.04)	0.13	(0.02)

Diluted net income (loss)attributable to General Communication, Inc. common stockholders per Class B common share	$0.09	(0.04)	0.13	(0.02)

Common shares used to calculate Class A basic EPS	38,516	43,098	38,629	43,536

Common shares used to calculate Class A diluted EPS	42,149	46,276	42,230	46,714

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Second Quarter 2012						Second Quarter 2011
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$10,483	5,962	6,804	-	5,409	28,658	$13,625	5,441	7,340	-	5,529	31,935
Video	29,235	-	3,236	-	-	32,471	29,546	-	2,936	-	-	32,482
Data	21,523	13,412	21,917	21,717	-	78,569	17,257	15,023	21,518	14,639	-	68,437
Wireless	27,254	6,643	2,509	-	-	36,406	28,126	4,687	2,422	-	-	35,235
Total	88,495	26,017	34,466	21,717	5,409	176,104	88,554	25,151	34,216	14,639	5,529	168,089

Cost of goods sold	30,587	6,186	15,502	4,268	1,530	58,073	28,011	6,576	16,932	4,580	1,215	57,314

Contribution	57,908	19,831	18,964	17,449	3,879	118,031	60,543	18,575	17,284	10,059	4,314	110,775

Less SG&A	34,514	6,573	10,583	5,774	2,604	60,048	33,288	6,570	10,233	4,513	3,093	57,697
Less Other	-	-	-	(84)	-	(84)	-	-	-	9	-	9
EBITDA	23,394	13,258	8,381	11,759	1,275	58,067	27,255	12,005	7,051	5,537	1,221	53,069

Add share-based compensation	440	129	194	94	8	865	894	301	319	156	-	1,670
Add accretion	85	27	24	16	-	152	109	38	31	16	-	194
Add loss from non-controlling interest	-	-	-	177	-	177	-	-	-	-	-	-
Add non-cash contribution	89	28	26	17	-	160	-	-	-	-	-	-
Adjusted EBITDA	$24,008	13,442	8,625	12,063	1,283	59,421	$28,258	12,344	7,401	5,709	1,221	54,933

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Second Quarter 2012						First Quarter 2012
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$10,483	5,962	6,804	-	5,409	28,658	$11,280	5,564	7,086	-	5,537	29,467
Video	29,235	-	3,236	-	-	32,471	29,022	-	3,120	-	-	32,142
Data	21,523	13,412	21,917	21,717	-	78,569	20,449	14,353	21,837	19,029	-	75,668
Wireless	27,254	6,643	2,509	-	-	36,406	27,061	5,271	2,298	-	-	34,630
Total	88,495	26,017	34,466	21,717	5,409	176,104	87,812	25,188	34,341	19,029	5,537	171,907

Cost of goods sold	30,587	6,186	15,502	4,268	1,530	58,073	28,618	6,023	15,700	4,889	1,630	56,860

Contribution	57,908	19,831	18,964	17,449	3,879	118,031	59,194	19,165	18,641	14,140	3,907	115,047

Less SG&A	34,514	6,573	10,583	5,774	2,604	60,048	35,832	7,208	10,694	6,271	2,977	62,982
Less Other	-	-	-	(84)	-	(84)	-	-	-	131	-	131
EBITDA	23,394	13,258	8,381	11,759	1,275	58,067	23,362	11,957	7,947	7,738	930	51,934

Add share-based compensation	440	129	194	94	8	865	884	279	333	229	5	1,730
Add accretion	85	27	24	16	-	152	104	33	31	20	-	188
Add loss from non-controlling interest	-	-	-	177	-	177	-	-	-	177	-	177
Add non-cash contribution	89	28	26	17	-	160	444	141	130	85	-	800
Adjusted EBITDA	$24,008	13,442	8,625	12,063	1,283	59,421	$24,794	12,410	8,441	8,249	935	54,829

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Six Months Ended June 30, 2012						Six Months Ended June 30, 2011
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$21,763	11,526	13,890	-	10,946	58,125	$27,377	11,911	14,913	-	10,968	65,169
Video	58,257	-	6,356	-	-	64,613	59,885	-	5,776	-	-	65,661
Data	41,972	27,765	43,754	40,746	-	154,237	33,958	29,995	40,613	28,634	-	133,200
Wireless	54,315	11,914	4,807	-	-	71,036	55,751	8,342	4,743	-	-	68,836
Total	176,307	51,205	68,807	40,746	10,946	348,011	176,971	50,248	66,045	28,634	10,968	332,866

Cost of goods sold	59,205	12,209	31,202	9,157	3,160	114,933	55,319	13,241	31,798	8,494	2,218	111,070

Contribution	117,102	38,996	37,605	31,589	7,786	233,078	121,652	37,007	34,247	20,140	8,750	221,796

Less SG&A	70,346	13,781	21,277	12,045	5,581	123,030	66,664	13,348	20,769	8,980	6,829	116,590
Less Other	-	-	-	47	-	47	-	-	-	33	-	33
EBITDA	46,756	25,215	16,328	19,497	2,205	110,001	54,988	23,659	13,478	11,127	1,921	105,173

Add share-based compensation	1,324	408	527	323	13	2,595	1,514	514	542	270	-	2,840
Add accretion	533	169	156	102	-	960	149	51	43	23	-	266
Add loss from non-controlling interest	-	-	-	354	-	354	-	-	-	-	-	-
Add non-cash contribution	189	60	55	36	-	340	-	-	-	-	-	-
Adjusted EBITDA	$48,802	25,852	17,066	20,312	2,218	114,250	$56,651	24,224	14,063	11,420	1,921	108,279

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
(Unaudited)

				June 30, 2012		June 30, 2012
				as compared to		as compared to
	June 30,	June 30,	March 31,	June 30,	March 31,	June 30,	March 31,
	2012	2011	2012	2011	2012	2011	2012
Consumer
Voice
Total local access lines in service	74,400	82,300	76,100	(7,900)	(1,700)	-9.6%	-2.2%
Local access lines in service on GCI facilities	69,300	75,900	70,700	(6,600)	(1,400)	-8.7%	-2.0%

Video
Basic subscribers	122,500	126,900	124,200	(4,400)	(1,700)	-3.5%	-1.4%
Digital programming tier subscribers	72,200	77,400	74,600	(5,200)	(2,400)	-6.7%	-3.2%
HD/DVR converter boxes	88,400	87,700	90,300	700	(1,900)	0.8%	-2.1%
Homes passed	242,400	239,000	242,200	3,400	200	1.4%	0.1%

Data
Cable modem subscribers	111,700	105,400	110,700	6,300	1,000	6.0%	0.9%

Wireless
Wireless lines in service	124,800	126,400	124,500	(1,600)	300	-1.3%	0.2%

Commercial
Voice
Total local access lines in service	51,800	50,800	51,900	1,000	(100)	2.0%	-0.2%
Local access lines in service on GCI facilities	30,200	27,000	29,900	3,200	300	11.9%	1.0%

Video
Hotels and mini-headend subscribers	19,300	18,300	16,100	1,000	3,200	5.5%	19.9%
Basic subscribers	1,900	2,000	1,900	(100)	-	-5.0%	0.0%
Total basic subscribers	21,200	20,300	18,000	900	3,200	4.4%	17.8%

Data
Cable modem subscribers	11,800	11,000	11,300	800	500	7.3%	4.4%

Wireless
Wireless lines in service	16,200	14,600	15,500	1,600	700	11.0%	4.5%

Regulated Operations
Voice:
Total local access lines in service	8,700	9,400	8,900	(700)	(200)	-7.4%	-2.2%

				June 30, 2012		June 30, 2012
	Three Months Ended			as Compared to		as Compared to
	June 30,	June 30,	March 31,	June 30,	March 31,	June 30,	March 31,
	2012	2011	2012	2011	2012	2011	2012
Consumer
Video
Average monthly revenue per subscriber	$78.89	$76.47	$77.72	$2.42	$1.17	3.2%	1.5%

Wireless
Average monthly revenue per subscriber	$67.69	$70.52	$68.65	$(2.83)	$(0.96)	-4.0%	-1.4%

Total
Voice
Long-distance minutes carried (in millions)	241.3	238.7	238.3	2.6	3.0	1.1%	1.3%

Data
Average monthly revenue per cable modem subscriber	$63.64	$53.46	$61.48	$10.18	$2.16	19.0%	3.5%

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Three Months Ended
	June 30,	June 30,	March 31,
	2012	2011	2012
Net income (loss)	$3.8	(2.0)	1.3
Income tax expense (benefit)	4.0	(2.1)	1.1
Income (loss) before income tax expense (benefit)	7.8	(4.1)	2.4

Other expense:
Interest expense (including amortization of deferred loan fees)	16.9	17.3	17.2
Loss on extingushment of debt	-	9.1	-
Other	-	-	0.1
Other expense, net	16.9	26.4	17.3

Operating income	24.7	22.3	19.7
Depreciation and amortization expense	33.4	30.8	32.3
Other	-	-	(0.1)

EBITDA (Note 2)	58.1	53.1	51.9
Share-based compensation	0.9	1.7	1.7
Accretion	0.1	0.1	0.2
Non-controlling interest	0.2	-	0.2
Non-cash contribution adjustment	0.1	-	0.8
Adjusted EBITDA (Note 1)	$59.4	54.9	54.8

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Six Months Ended
	June 30,	June 30,
	2012	2011
Net income (loss)	$5.1	(0.6)
Income tax expense (benefit)	5.1	(0.7)
Income (loss) before income tax expense (benefit)	10.2	(1.3)

Other expense:
Interest expense (including amortization of deferred loan fees)	34.1	34.7
Loss on extingushment of debt	-	9.1
Other	-	0.1
Other expense, net	34.1	43.9

Operating income	44.3	42.6
Depreciation and amortization expense	65.7	62.6
Other	-	-

EBITDA (Note 2)	110.0	105.2
Share-based compensation	2.6	2.8
Accretion	0.3	0.3
Non-controlling interest	0.4	-
Non-cash contribution adjustment	1.0	-
Adjusted EBITDA (Note 1)	$114.3	108.3

Notes:
(1) EBITDA (as defined in Note 2 below) before deducting share-based compensation, accretion expense, loss attributable to non-controlling interest and non-cash contribution adjustment.

(2) Earnings Before Interest, Taxes, Depreciation and Amortization is the sum of Net
Income (Loss), Interest Expense (including Amortization of Deferred Loan Fees), Interest
Income, Income Tax Expense (Benefit), and Depreciation and Amortization Expense.
EBITDA is not presented as an alternative measure of net income (loss), operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. GCI believes
EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected
EBITDA are used to estimate current or prospective enterprise value. EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.